Exhibit 99.5

AKW Holdings Limited

Annual report and financial statements

31 December 2025

KPMG Audit Limited Crown House 4 Par-la-Ville Road Hamilton HM 08 Bermuda	Telephone Fax Internet	+1 441 295 5063 +1 441 295 9132 www.kpmg.bm

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of AKW Holdings Limited

Opinion

We have audited the consolidated financial statements of AKW Holdings Limited and its subsidiaries (the “Company”), which comprise the consolidated balance sheet as of December 31, 2025, the consolidated statement of profit and loss account and other comprehensive income, consolidated statement of changes in equity and the consolidated cash flow statement, for the year then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025, the results of its operations and its cash flows for the year then ended in accordance with U.K. generally accepted accounting principles.

Basis for opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (“GAAS”). Our responsibilities under those standards are further described in the Auditors’ responsibilities for the audit of the consolidated financial statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of matter – Reconciliation between UK and US GAAP

Accounting principles generally accepted in the United Kingdom vary in certain significant respects from US generally accepted accounting principles. Information relating to the nature and effect of such differences is presented in Note 26 to the consolidated financial statements. Our opinion is not modified with respect to this matter.

Other matter – Unaudited prior year comparatives

The accompanying consolidated balance sheet of the Company as of December 31, 2024, and the related consolidated statement of profit and loss account and other comprehensive income, changes in equity, and consolidated cash statement for the years ended December 31, 2024 and 2023, were not audited, reviewed, or compiled by us and, accordingly, we express no opinion or any other form of assurance on them, and we assume no responsibility for them.

Responsibilities of management for the consolidated financial statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with U.S. generally accepted accounting principles, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the consolidated financial statements are available to be issued.

© 2026 KPMG Audit Limited, a Bermuda limited liability company and a member firm of the KPMG global organisation of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. All rights reserved.

Auditors’ responsibilities for the audit of the consolidated financial statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Chartered Professional Accountants
Hamilton, Bermuda
June 22, 2026

© 2026 KPMG Audit Limited, a Bermuda limited liability company and a member firm of the KPMG global organisation of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. All rights reserved.

AKW Holdings Limited

Annual report and financial statements

Consolidated Profit and Loss Account and Other Comprehensive Income

for the year ended 31 December 2025

	Notes	2025	2024	2023
		£’000	£’000	£’000
		Audited	Unaudited	Unaudited
Turnover	4	72,126	68,194	63,663
Cost of sales		(33,961)	(34,305)	(32,100)

Gross profit		38,165	33,889	31,563
Distribution, carriage and duty costs		(9,062)	(8,863)	(7,931)
Administrative expenses		(18,879)	(18,753)	(18,605)
Goodwill amortisation	14	(1,555)	(1,554)	(1,554)
Amortisation	11	(283)	(159)	(113)
Depreciation	12	(1,039)	(891)	(447)
*Other administrative expenses	5	(2,086)	(2,137)	(219)
Profit on disposal of fixed assets		16	26	(15)
Other operating income		1,109	1,662	866

Operating profit	5	6,386	3,220	3,545
Interest receivable and similar income	8	204	—	—
Interest payable and similar charges	9	(5,037)	(5,852)	(4,884)

Profit/ (loss) before taxation		1,553	(2,632)	(1,339)
Tax on profit /(loss)	10	(1,182)	(903)	(777)

Profit/ (loss) for the financial year after taxation		371	(3,535)	(2,116)

Other comprehensive income/ (loss)
Foreign exchange differences on translation of foreign subsidiary		30	(35)	6

Other comprehensive income/ (loss) for the year net of income tax		30	(35)	6

Total comprehensive income/ (loss) for the year		401	(3,570)	(2,110)

*	This was renamed to ‘Other administrative expenses’ from ‘Exceptional costs’ that was used in prior year financial statements.

Directors consider that all the results are derived from continuing activities, except activities detailed in note 6.

The notes on pages 7 to 31 form an integral part of the financial statements.

AKW Holdings Limited

Annual report and financial statements

Consolidated Balance Sheet

at 31 December 2025

	Notes	2025 £’000 Audited	2024 £’000 Unaudited
Non-Current Assets
Intangible assets	11	947	664
Tangible fixed assets	12	1,448	1,761
Goodwill	14	4,167	5,722

		6,562	8,147
Current assets
Stocks	15	13,844	17,383
Debtors	16	11,589	10,586
Deferred taxation asset	10	31	35
Cash at bank and in hand		5,235	4,619

		30,699	32,623

Creditors and Accruals: amounts falling due within one year	17	(17,748)	(15,409)

Net current assets		12,951	17,214

Total assets less current liabilities		19,513	25,361

Creditors: amounts falling due after more than one year
Lease dilapidation liability	18	(1,212)	(1,521)
Funding - capital	21	(36,500)	(42,457)
		(37,712)	(43,978)
Provisions for liabilities
Deferred tax liability	10	(67)	(50)

Total net liabilities		(18,266)	(18,667)

Capital and reserves
Called up share capital	20	1	1
Share premium	20	131	131
Currency reserve		3	(27)
Profit and loss account		(18,401)	(18,772)

Shareholders’ deficit		(18,266)	(18,667)

The notes on pages 7 to 31 form an integral part of the financial statements.

These Consolidated financial statements were approved by the board of directors and authorised for issue on 19 June 2026, and are signed on behalf of the board by:

AKW Holdings Limited

Annual report and financial statements

Consolidated Statement of Changes in Equity

for the year ended 31 December 2025

	Called up share capital £’000	Share Premium £’000	Currency reserve £’000	Profit and loss account £’000	Total equity £’000
Balance at 1 January 2023 (Unaudited)	1	131	2	(13,121)	(12,987)
Profit or loss and other comprehensive income for the year	—	—	6	(2,116)	(2,110)

Balance at 31 December 2023 (Unaudited)	1	131	8	(15,237)	(15,097)

Profit or loss and other comprehensive income for the year	—	—	(35)	(3,535)	(3,570)

Balance at 31 December 2024 (Unaudited)	1	131	(27)	(18,772)	(18,667)

Profit or loss and other comprehensive income for the year	—	—	30	371	401

Balance at 31 December 2025 (Audited)	1	131	3	(18,401)	(18,266)

The notes on pages 7 to 31 form an integral part of the financial statements.

For purposes of this report, the movements for 2025 have been audited, whereas the movements for 2024 and 2023 are unaudited.

AKW Holdings Limited

Annual report and financial statements

Consolidated Cash Flow Statement

for year ended 31 December 2025

	Note	2025 £’000 Audited	2024 £’000 Unaudited	2023 £’000 Unaudited
Cash flows from operating activities
Profit/ (loss) before taxation		1,553	(2,632)	(1,339)
Adjustments for:
Amortisation of intangible assets	11	283	159	113
Depreciation of tangible assets	12	1,039	891	447
Amortisation of goodwill	14	1,555	1,554	1,554
(Profit)/ loss on sale of tangible fixed assets	5	(16)	(26)	15
Write-off of tangible fixed assets		—	—	3
Interest payable and similar charges		5,037	5,852	4,884
Change in working capital:
(Increase)/ decrease in trade and other debtors		(1,038)	(1,521)	1,218
Decrease/ (increase) in stocks		3,539	(1,190)	(692)
Increase/ (decrease) in trade and other creditors		2,996	2,023	(1,591)
Tax paid		(1,556)	(820)	(407)

Net cash flow from operating activities		13,392	4,290	4,205

Cash flows from investing activities
Acquisition of tangible fixed assets	12	(608)	(467)	(633)
Acquisition of other intangible assets	11	(566)	(614)	(90)
Proceeds from sale of tangible assets		136	57	16

Net cash used in investing activities		(1,038)	(1,024)	(707)

Financing
Interest paid	22	(4,781)	(3,643)	(3,207)
Proceeds from loans and borrowings	22	2,000	6,000	2,000
Loan repayment	22	(8,957)	(5,500)	(3,200)

Net cash flow used in financing activities		(11,738)	(3,143)	(4,407)

Net increase/ (decrease) in cash and cash equivalents		616	123	(909)
Cash and cash equivalents at 1 January		4,619	4,496	5,405

Cash and cash equivalents at 31 December		5,235	4,619	4,496

The notes on pages 7 to 31 form an integral part of the financial statements.

AKW Holdings Limited

Annual report and financial statements

Notes to the Financial Statements for the year ended 31 December 2025

(forming part of the financial statements)

1	Reporting entity

AKW Holdings Limited (the “Company”) is a company limited by shares and incorporated and domiciled in the Isle of Man.

The principal activity of the Company and its subsidiaries (the “Group”) is the design, manufacture and sale of goods for the care market. Manufactured goods are sold to external parties through the Company’s subsidiaries AKW MediCare Limited, a company registered in the United Kingdom, Elfreed Limited, a company registered in the United Kingdom, AKW International SA, a company registered in Belgium and AKW Resource Centre Inc., a company registered in the United States of America (Note 6).

2	Basis of accounting

These financial statements were prepared in accordance with Financial Reporting Standard 102 The Financial Reporting Standard applicable in the UK and Republic of Ireland (“FRS 102”), as applicable to an Isle of Man company. The presentation currency of these financial statements is sterling. All amounts in the financial statements have been rounded to the nearest £1,000. They also incorporate, in note 26, a summary of differences between accounting principles generally accepted in the United Kingdom and the United States of America

3	Significant accounting policies

The accounting policies set out below have, unless otherwise stated, been applied consistently to all periods presented in these financial statements.

3.1	Measurement convention

The financial statements are prepared under the historical cost convention, modified to include certain items at fair value.

3.2	Going concern

Notwithstanding the fact that the Group has total net liabilities, as a result of its funding structure, it has substantial net current assets and after reviewing the Group’s forecasts and projections, the Directors have a reasonable expectation that the Group has adequate resources to continue as a going concern for a period of at least twelve months from when the financial statements are authorised for issue. These forecasts take into account the Parent Company, PennantPark Investment Corporation, providing further financial and other support to enable the Group to meet its existing and future liabilities. As part of this commitment, the existing loan facility agreement was amended in January 2023 to allow for incremental facilities of £10.25m (refer to note 21). The Group therefore continues to adopt the going concern basis in preparing its consolidated financial statements. PennantPark Investment Corporation has undertaken that it will not require any repayment of the facility should the Group not have sufficient reserves to do so. This undertaking lasts for a period of at least 12 months from the date of signing these financial statements.

Other risks that the business faces include the impact of foreign currency exchange rate fluctuations and the business continuously monitors this risk. Furthermore, the higher potential costs of conducting cross border trade including tariffs and border delays have been analysed and plans to mitigate these costs have been reviewed by management. After reviewing the Group’s forecasts and projections, the Directors have a reasonable expectation that the Group has adequate resources to continue in operational existence for the foreseeable future. The Group therefore continues to adopt the going concern basis in preparing its consolidated financial statements.

AKW Holdings Limited

Annual report and financial statements

Notes to the Financial Statements for the year ended 31 December 2025

(forming part of the financial statements)

3	Significant accounting policies (continued)

3.3	Basis of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiary undertakings made up to 31 December 2025. A subsidiary is an entity that is controlled by the parent. The results of the subsidiary undertakings included in the consolidated profit and loss account from the date that control commences until the date that control ceases. Control is established when the Company has the power to govern the operating and financial policies of an entity so as to obtain benefits from its activities. In assessing control, the group takes into consideration potential voting rights that are currently exercisable.

3.4	Foreign currency

Transactions in foreign currencies are translated to the Group’s functional currency at the foreign exchange rate ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are retranslated to the functional currency at the foreign exchange rate ruling at that date. Non-monetary assets and liabilities that are measured in terms of historical cost in a foreign currency are translated using the exchange rate at the date of the transaction. Non-monetary assets and liabilities denominated in foreign currencies that are stated at fair value are retranslated to the functional currency at foreign exchange rates ruling at the dates the fair value was determined. Foreign exchange differences arising on translation are recognised in the profit and loss account.

The assets and liabilities of overseas subsidiaries are translated at closing exchange rates. Profit and loss accounts of such undertakings are consolidated at the average rates of exchange during the year. Gains and losses arising on these translations are taken to reserves through other comprehensive income.

3.5	Basic financial instruments

Trade and other debtors / creditors

Trade and other debtors are recognised initially at transaction price less attributable transaction costs. Trade and other creditors are recognised initially at transaction price plus attributable transaction costs. Subsequent to initial recognition they are measured at amortised cost, less any impairment losses in the case of trade debtors.

Investments in subsidiaries

Investments in subsidiaries are carried at cost less any impairment, which is deemed by the Directors to be approximate to fair value.

Cash and cash equivalents

Cash and cash equivalents comprise cash balances and call deposits. Bank overdrafts that are repayable on demand and form an integral part of the Company’s cash management are included as a component of cash and cash equivalents for the purpose only of the cash flow statement.

AKW Holdings Limited

Annual report and financial statements

Notes to the Financial Statements for the year ended 31 December 2025

(forming part of the financial statements)

3	Significant accounting policies (continued)

3.6	Intangible assets

Intangible assets are measured at cost less accumulated amortisation and any accumulated impairment losses.

Software development

Software development costs are recognised as an intangible asset when all of the following criteria are demonstrated:

-	The technical feasibility of completing the software so that it will be available for use or sale.

-	The intention to complete the software and use or sell it.

-	The ability to use the software or to sell it.

-	How the software will generate probable future economic benefits.

-	The availability of adequate technical, financial and other resources to complete the development and to use or sell the software.

-	The ability to measure reliably the expenditure attributable to the software during its development.

Amortisation of development costs capitalised is charged so as to allocate the cost of intangibles less their residual values over their estimated useful lives, using the straight-line method. The intangible assets are amortised over the useful economic lives at the rates below:

•	Software development costs 33.3% on cost

If there is an indication that there has been a significant change in amortisation rate or residual value of an asset, the amortisation of that asset is revised prospectively to reflect the new expectations.

Research and development

Expenditure on research activities is recognised in the profit and loss account as an expense as incurred.

Expenditure on development activities may be capitalised if the product or process is technically and commercially feasible and the Company intends and has the technical ability and sufficient resources to complete development, future economic benefits are probable and if the Company can measure reliably the expenditure attributable to the intangible asset during its development. Development activities involve design for, construction or testing of the production of new or substantially improved products or processes. The expenditure capitalised includes the cost of materials and an appropriate proportion of overheads. Other development expenditure is recognised in the profit and loss account as an expense as incurred. Capitalised development expenditure is stated at cost less accumulated amortisation and less accumulated impairment losses.

Amortisation

Amortisation of development costs capitalised is charged to the profit or loss on a straight-line basis over the estimated useful lives of intangible assets. Intangible assets are amortised from the date they are available for use. The amortisation rates are as below:

•	Research and Development 25% on cost

•	Patents and similar assets 25% on cost

The Company reviews the amortisation period and method when events and circumstances indicate that the useful life may have changed since the last reporting date.

AKW Holdings Limited

Annual report and financial statements

Notes to the Financial Statements for the year ended 31 December 2025

(forming part of the financial statements)

3	Significant accounting policies (continued)

3.7	Tangible fixed assets

Tangible fixed assets are stated at cost less accumulated depreciation and accumulated impairment losses.

Where parts of an item of tangible fixed assets have different useful lives, they are accounted for as separate items of tangible fixed assets, for example land is treated separately from buildings.

The Company assesses at each reporting date whether tangible fixed assets are impaired.

Depreciation is charged to the profit and loss account on a straight-line basis over the estimated useful lives of each part of an item of tangible fixed assets. The estimated depreciation rates are as follows:

• Motor Vehicles	25% straight line

• Showroom, fixtures and fittings	20% straight line

• Leasehold Property	over term of the lease

• Plant and Machinery	20% straight line

• Office Equipment and Computers	20-33% straight line

Depreciation methods, useful lives and residual values are reviewed if there is an indication of a significant change since last annual reporting date in the pattern by which the Company expects to consume an asset’s future economic benefits.

3.8	Stocks

Stocks are stated at the lower of cost and estimated selling price less costs to complete and sell. Cost is based on the weighted average method and includes expenditure incurred in acquiring the stocks, production or conversion costs and other costs in bringing them to their existing location and condition.

3.9	Impairment excluding stocks and deferred tax assets

Financial assets (including trade and other debtors)

A financial asset not carried at fair value through profit or loss is assessed at each reporting date to determine whether there is objective evidence that it is impaired. A financial asset is impaired if objective evidence indicates that a loss event has occurred after the initial recognition of the asset, and that the loss event had a negative effect on the estimated future cash flows of that asset that can be estimated reliably.

An impairment loss in respect of a financial asset measured at amortised cost is calculated as the difference between its carrying amount and the present value of the estimated future cash flows discounted at the asset’s original effective interest rate. For financial instruments measured at cost less impairment an impairment is calculated as the difference between its carrying amount and the best estimate of the amount that the Company would receive for the asset if it were to be sold at the reporting date. Interest on the impaired asset continues to be recognised through the unwinding of the discount. Impairment losses are recognised in profit or loss. When a subsequent event causes the amount of impairment loss to decrease, the decrease in impairment loss is reversed through profit or loss.

AKW Holdings Limited

Annual report and financial statements

Notes to the Financial Statements for the year ended 31 December 2025

(forming part of the financial statements)

3	Significant accounting policies (continued)

3.9	Impairment excluding stocks and deferred tax assets (continued)

Non-financial assets

The carrying amounts of the Company’s non-financial assets, other than stocks and deferred tax assets, are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated. The recoverable amount of an asset or cash-generating unit is the greater of its value in use and its fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For the purpose of impairment testing, assets that cannot be tested individually are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets (the “cash-generating unit”).

An impairment loss is recognised if the carrying amount of an asset or its CGU exceeds its estimated recoverable amount. Impairment losses are recognised in profit or loss. Impairment losses recognised in respect of CGUs are allocated first to reduce the carrying amount of any goodwill allocated to the units, and then to reduce the carrying amounts of the other assets in the unit (group of units) on a pro rata basis.

An impairment loss is reversed if and only if the reasons for the impairment have ceased to apply.

Impairment losses recognised in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortisation, if no impairment loss had been recognised.

3.10	Other administrative expenses

The Group classifies certain one-off charges or credits that have a material impact on the Group’s financial results as ‘other administrative expenses’. As prescribed by FRS 102, these costs are reflected within the operating results, and are disclosed separately to provide further understanding of the financial performance of the Group.

3.11	Employee benefits

Defined contribution plans and other long term employee benefits

A defined contribution plan is a post-employment benefit plan under which the Company pays fixed contributions into a separate entity and will have no legal or constructive obligation to pay further amounts. Obligations for contributions to defined contribution pension plans are recognised as an expense in the profit and loss account in the periods during which services are rendered by employees.

3.12	Provisions

A provision is recognised in the balance sheet when the Company has a present legal or constructive obligation as a result of a past event, that can be reliably measured and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are recognised at the best estimate of the amount required to settle the obligation at the reporting date.

Where the Company enters into financial guarantee contracts to guarantee the indebtedness of other companies within its Group, the Company treats the guarantee contract as a contingent liability until such time as it becomes probable that the Company will be required to make a payment under the guarantee.

AKW Holdings Limited

Annual report and financial statements

Notes to the Financial Statements for the year ended 31 December 2025

(forming part of the financial statements)

3	Significant accounting policies (continued)

3.13	Expenses

Operating leases

Payments (excluding costs for services and insurance) made under operating leases are recognised in the profit and loss account on a straight-line basis over the term of the lease unless the payments to the lessor are structured to increase in line with expected general inflation; in which case the payments related to the structured increases are recognised as incurred. Lease incentives received are recognised in profit and loss over the term of the lease as an integral part of the total lease expense.

3.14	Turnover

Revenue from the sale of goods in the course of ordinary activities is measured at the fair value of the consideration received or receivable, net of returns, trade discounts and volume rebates. Revenue is recognised when persuasive evidence exists, usually in the form of an executed sales agreement, that the significant risks and rewards of ownership have been transferred to the buyer, recovery of the consideration is probable, the associated costs and possible return of goods can be reliably estimated, there is no continuing management involved with the goods, and the amount of revenue can be measured reliably. If it is probable that discounts will be granted and the amount can be measured reliably, then the discount is recognised as a reduction of revenue as the sales are recognised.

3.15	Taxation

Tax on the profit or loss for the year comprises current and deferred tax. Tax is recognised in the profit and loss account except to the extent that it relates to items recognised directly in equity or other comprehensive income, in which case it is recognised directly in equity or other comprehensive income.

Current tax is the expected tax payable or receivable on the taxable income or loss for the year, using tax rates enacted or substantively enacted at the balance sheet date, and any adjustment to tax payable in respect of previous years.

Deferred tax is provided on timing differences which arise from the inclusion of income and expenses in tax assessments in periods different from those in which they are recognised in the financial statements. The following timing differences are not provided for: differences between accumulated depreciation and tax allowances for the cost of a fixed asset if and when all conditions for retaining the tax allowances have been met; and differences relating to investments in subsidiaries, to the extent that it is not probable that they will reverse in the foreseeable future and the reporting entity is able to control the reversal of the timing difference. Deferred tax is not recognised on permanent differences arising because certain types of income or expense are non-taxable or are disallowable for tax or because certain tax charges or allowances are greater or smaller than the corresponding income or expense.

Deferred tax is provided in respect of the additional tax that will be paid or avoided on differences between the amount at which an asset (other than goodwill) or liability is recognised in a business combination and the corresponding amount that can be deducted or assessed for tax. Goodwill is adjusted by the amount of such deferred tax.

Deferred tax is measured at the tax rate that is expected to apply to the reversal of the related difference, using tax rates enacted or substantively enacted at the balance sheet date.

Unrelieved tax losses and other deferred tax assets are recognised only to the extent that is it probable that they will be recovered against the reversal of deferred tax liabilities or other future taxable profits.

3.16	Use of estimates and judgements

The preparation of consolidated financial statements in conformity with FRS 102 requires management to make judgements, estimates and assumptions that affect the application of policies and reported amounts of assets and liabilities, income and expenses. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Any revisions to accounting estimates are recognised in the period in which the estimate is revised and in any future periods affected.

AKW Holdings Limited

Annual report and financial statements

Notes to the Financial Statements for the year ended 31 December 2025

(forming part of the financial statements)

3.16	Use of estimates and judgements - continued

Goodwill

A key source of estimation uncertainty relates to the evaluation for impairment of the Company’s goodwill, accounted for at cost less accumulated amortisation and any impairment as described in note 3.17 to these financial statements.

Specific impairments are based on management’s latest estimate of the recoverable amount of the cash generating unit to which goodwill is allocated to, which is determined as the higher of its fair value less costs to sell and its value in use.

In determining the fair value less costs to sell, the Directors have taken the CGU’s average EBITDA performance and applied a multiplier to ascertain a fair value. The multiplier used was derived from analysis of those multipliers attributed to similar types of companies within the external market.

In assessing the CGU’s value in use, the Directors have calculated the present value of future cash flows expected to be derived from the CGU. An appropriate discount factor has been applied to the estimated cash flows to provide a present value.

The key assumptions in estimating the recoverable amount include but are not limited to the discount rate applied, cash flows growth rate and forecasting horizon for cash flow projections. The values assigned to key assumptions represent management assessment of future trends in the relevant industry and have been raised on the historical data from both external and internal sources.

Based on the calculation carried out, the Directors determined that the recoverable amount of the CGU exceeded its carrying value and that therefore no impairment is considered necessary.

Stock

The Group designs, manufactures and sells mobility products which are subject to changing consumer demands and fashion trends. As a result, it is necessary to consider the recoverability of the cost of inventory and the associated provisioning required.

When calculating the inventory provision, management considers the nature and condition of the inventory as well as applying assumptions around the anticipated saleability of finished goods and future usage of raw materials. See note 15 for the net carrying amount of the inventory and associated provision.

Debtors

The Group makes an estimate of the recoverable value of trade and other debtors. When assessing impairment of trade and other debtors, management considers factors including the ageing profile of the debtors and the historical experience. See note 16 for the net carrying amount of the trade debtors and the associated impairment provision

The actual amounts may differ from the assumptions made by the Directors.

3.17	Goodwill

Goodwill (representing the excess of the fair value of the consideration given over the fair value of the separable net assets acquired) arising on business combinations is capitalised and amortised by equal annual instalments and charged to the profit and loss account over its estimated useful life, being 10 years, in respect of the acquisition of DLP Limited and Elfreed Limited.

3.18	Amendments to FRS 102 not yet applied

The following amendments to FRS 102 have been issued but have not been applied in these financial statements. Their adoption is not expected to have a material effect on the financial statements, unless otherwise indicated:

•

Amendments to Section 20 Leases (effective 1 January 2026). This removes the distinction between operating and finance leases for lessees; with more leases recognised with an asset and liability on-balance sheet. Recognition exemptions permit short-term leases and leases of low-value assets to remain off-balance sheet.

•

Amendments to Section 23 Revenue from Contracts with Customers (effective 1 January 2026). This introduces a single comprehensive five-step model for revenue recognition for all contracts with customers, based on identifying the distinct goods or services promised to the customer and the amount of consideration to which the entity will be entitled in exchange.

•	Amendments to Section 29 Income Tax (effective 1 January 2026). This introduces guidance on accounting for uncertain tax positions.

AKW Holdings Limited

Annual report and financial statements

Notes to the Financial Statements for the year ended 31 December 2025

(forming part of the financial statements)

4	Turnover

Turnover is wholly attributable to the principal activity of the Group and £61.1m (2024: £57.5m and 2023: £54.1m) arises within the United Kingdom. Additional group turnover is generated by international operations.

	2025 £’000	2024 £’000	2023 £’000
	Audited	Unaudited	Unaudited
UK sales	61,091	57,504	54,128
France sales	11,035	9,694	8,550
USA sales	—	996	985

Total Group turnover	72,126	68,194	63,663

5	Operating profit

Group	2025 £’000	2024 £’000	2023 £’000
Operating profit includes:
Auditor’s remuneration	208	146	132
Taxation compliance services	18	14	14
Profit on disposal of fixed assets	(16)	(26)	15
Land and building – operating lease	1,200	1,223	1,144
Other – operating lease	584	556	475
Bad debts write off and increase in general provision	32	18	94
*Other administrative expenses	2,086	2,137	219
**Other operating income	(1,142)	(1,662)	(866)

*	Other administrative expenses relates to restructuring costs £1,274,465 (2024: £1,892,990 and 2023: £219,313) and project related advisory costs £811,863 (2024: £243,766 and 2023: nil).
**	Other operating income relates to carriage charge reimbursement by AKW Medi-Care Limited & AKW International SA customers.

6	Discontinued operations

On 10 July 2024, the Board of Directors resolved to discontinue the operations of AKW Resource Centre Inc. during the year ended 31 December 2024. The decision was made due to deteriorating EBITDA and low stock turnover. During the year, AKW Resource Centre Inc. contributed revenue of £nil (2024: £996,379 and 2023: £984,554) and post-tax profits of £nil (2024: £383,992 and 2023: £202,231).

7	Directors’ remuneration

	2025	2024	2023
	£’000	£’000	£’000
	Audited	Unaudited	Unaudited
Directors’ emoluments	1,375	368	444

8	Interest receivable and similar income

	2025	2024	2023
	£’000	£’000	£’000
	Audited	Unaudited	Unaudited
Net foreign exchange gain	171	—	—
Bank interest	33	—	—

	204	—	—

AKW Holdings Limited

Annual report and financial statements

Notes to the Financial Statements for the year ended 31 December 2025

(forming part of the financial statements)

9	Interest payable and similar charges

	2025	2024	2023
	£’000	£’000	£’000
	Audited	Unaudited	Unaudited
RCF interest expense	(113)	(130)	(226)
PennantPark Loan interest expense	(4,668)	(5,103)	(4,658)
Dilapidation interest expense	(248)	(591)	—
Other interest expense	(8)	(28)	—

	(5,037)	(5,852)	(4,884)

10	Taxation

a)	Analysis of tax charge in the year:

Profit and loss account	2025	2024	2023
	£’000	£’000	£’000
	Audited	Unaudited	Unaudited
UK Corporation tax
Current tax charge on profit for the year	1,097	787	658
Foreign tax -AKWI	64	48	64
Foreign tax -ARC	—	41	—

Current tax charge	1,161	876	722
Movement in provision for deferred taxation	21	27	55

Tax charge on profit on ordinary activities	1,182	903	777

Balance sheet
Corporate tax due in less than one year	(93)	(414)	(304)

Deferred tax	2025	2024	2023
	£’000	£’000	£’000
Fixed asset timing differences	(36)	(15)	12
Deferred tax asset	31	35	39
Deferred tax liability	(67)	(50)	(27)

Net deferred tax liability	(36)	(15)	12

Deferred tax (liability) asset at start of year	(15)	12	67
Deferred tax charge in profit and loss account	(21)	(27)	(55)

Deferred tax liability at end of year	(36)	(15)	12

In accordance with UK Accounting Standards the deferred tax asset has been calculated using the rate of 25% (2024 and 2023: 25%). The Company is not in scope of Pillar Two legislation.

AKW Holdings Limited

Annual report and financial statements

Notes to the Financial Statements for the year ended 31 December 2025

(forming part of the financial statements)

10	Taxation -continued

b) Analysis of current tax recognised in profit and loss

The Group’s Isle of Man taxable profits are subject to the standard 0% rate of Isle of Man corporate income tax. The taxable profits of the Group’s UK activities are subject to UK corporation tax – the effect of this is explained below:

	2025	2024	2023
	£’000	£’000	£’000
	Audited	Unaudited	Unaudited
UK corporation tax at 25% (2024: 25%)	1,097	787	658
Foreign tax (AKWI) at 25% (2024: 25%)	64	48	64
Foreign tax (ARC) at 21% (2024: 21%)	—	41	—
Movement in provision for deferred taxation	21	27	55

Total current tax recognised in profit and loss	1,182	903	777

c) Reconciliation of effective tax rate

The Group’s Isle of Man taxable profits are subject to the standard 0% rate of Isle of Man corporate income tax. The taxable profits of the group’s UK activities are subject to UK corporation tax – the effect of this is explained below:

	2025	2024	2023
	£’000	£’000	£’000
	Audited	Unaudited	Unaudited
Profit/ (loss) on ordinary activities before tax	1,553	(2,632)	(1,339)
Tax using the Company’s domestic tax rate at 0%	—	—	—
Effect of tax rates in foreign jurisdictions	1,182	903	777

Current tax charge for the year	1,182	903	777

AKW Holdings Limited

Annual report and financial statements

Notes to the Financial Statements for the year ended 31 December 2025

(forming part of the financial statements)

11	Intangible assets

	Computer software £’000	Patents and similar assets £’000	Research and Development £’000	Total £’000
Cost
Balance at 1 January 2025	2,300	2,765	1,135	6,200
Translation differences	1	—	—	1
Additions	185	54	327	566
Disposals	—	—	(40)	(40)

Balance at 31 December 2025 (Audited)	2,486	2,819	1,422	6,727

Amortisation
Balance at 1 January 2025	2,254	2,658	624	5,536
Translation differences	1	—	—	1
Charge for the year	38	55	190	283
Disposals	—	—	(40)	(40)

Balance at 31 December 2025 (Audited)	2,293	2,713	774	5,780

Net book value
At 31 December 2025 (Audited)	193	106	648	947

At 1 January 2025 (Unaudited)	46	107	511	664

	Computer software £’000	Patents and similar assets £’000	Research and Development £’000	Total £’000
Cost
Balance at 1 January 2024	2,250	2,721	616	5,587
Translation differences	(1)	—	—	(1)
Additions	51	44	519	614

Balance at 31 December 2024 (Unaudited)	2,300	2,765	1,135	6,200

Amortisation
Balance at 1 January 2024	2,231	2,599	548	5,378
Translation differences	(1)	—	—	(1)
Charge for the year	24	59	76	159

Balance at 31 December 2024 (Unaudited)	2,254	2,658	624	5,536

Net book value
At 31 December 2024 (Unaudited)	46	107	511	664

At 1 January 2024 (Unaudited)	19	122	68	209

AKW Holdings Limited

Annual report and financial statements

Notes to the Financial Statements for the year ended 31 December 2025

(forming part of the financial statements)

12	Tangible fixed assets

	Leasehold Property £’000	Showroom, plant, machinery, fixtures, and fittings £’000	Motor Vehicles £’000	Office equipment and computers £’000	Total £’000
Cost
Balance at 1 January 2025	3,299	8,607	1,800	102	13,808
Translation differences	(12)	1	5	1	(5)
Additions	250	475	127	—	852
Disposals	—	(156)	—	—	(156)

Balance at 31 December 2025 (Audited)	3,537	8,927	1,932	103	14,499

Depreciation
Balance at 1 January 2025	2,600	7,659	1,694	94	12,047
Translation differences	(3)	—	4	1	2
Charge for the year	581	325	126	7	1,039
Disposals	—	(37)	—	—	(37)

Balance at 31 December 2025 (Audited)	3,178	7,947	1,824	102	13,051

Net book value
At 31 December 2025 (Audited)	359	980	108	1	1,448

At 1 January 2025 (Unaudited)	699	948	106	8	1,761

	Leasehold Property £’000	Showroom, plant, machinery, fixtures, and fittings £’000	Motor Vehicles £’000	Office equipment and computers £’000	Total £’000
Cost
Balance at 1 January 2024	2,366	8,901	1,850	162	13,279
Translation differences	3	2	(4)	—	1
Additions	930	365	102	—	1,397
Disposals	—	(661)	(148)	(60)	(869)

Balance at 31 December 2024 (Unaudited)	3,299	8,607	1,800	102	13,808

Depreciation
Balance at 1 January 2024	2,139	8,035	1,679	142	11,995
Translation differences	1	2	(4)	—	(1)
Charge for the year	460	278	144	9	891
Disposals	—	(656)	(125)	(57)	(838)

Balance at 31 December 2024 (Unaudited)	2,600	7,659	1,694	94	12,047

Net book value
At 31 December 2024 (Unaudited)	699	948	106	8	1,761

AKW Holdings Limited

Annual report and financial statements

Notes to the Financial Statements for the year ended 31 December 2025

(forming part of the financial statements)

12	Tangible fixed assets -continued

Leasehold land and buildings additions includes dilapidation assets recognized in the year of £244,382 (2024: £929,954) and is related to the dilapidation provisions (note 18).

13	Investments in subsidiary

	2025 £’000 Audited	2024 £’000 Unaudited
100% of ordinary shares in DLP Limited	25,749	25,749

As at 31 December 2025 a list of the subsidiary undertakings are detailed below:

	% of share capital		Country of
	held		incorporation	Principal activity
	Directly	Indirectly
DLP Limited	100	—	Isle of Man	Design & manufacture of goods for the care market
AKW Medi-Care Limited	—	100	England & Wales	Wholesale supply of shower trays and cubicles for the care market
AKW International SA	—	100	Belgium	Distribution of shower trays and cubicles for the care market
AKW Resource Center Inc.	—	100	United States of America	Dormant and dissolved on 20 June 2025
Elfreed Limited	—	100	England & Wales	Manufacture and distribution of shower enclosures and associated equipment
Contour Showers Limited	—	100	England & Wales	Manufacture and distribution of shower enclosures and associated equipment.

14	Goodwill

DLP Limited & Elfreed Group acquisition Cost	£’000
Balance at 1 January 2024 (Unaudited)	15,543
Balance at 1 January 2025 (Unaudited)	15,543
Balance at 31 December 2025 (Audited)	15,543

Amortisation
Balance at 1 January 2024 (Unaudited)	8,267
Balance at 1 January 2025 (Unaudited)	9,821
Charge for the year 2025	1,555

Balance at 31 December 2025 (Audited)	11,376

Net book value
At 31 December 2025 (Audited)	4,167

At 1 January 2025 (Unaudited)	5,722

Goodwill arising on the acquisition of DLP Limited and Elfreed Group is being amortised evenly over the Directors’ estimate of its useful life. The useful economic life has been judged to reflect the continued value within and durability of the business. No circumstances have occurred that indicate that the carrying value may not be recoverable.

AKW Holdings Limited

Annual report and financial statements

Notes to the Financial Statements for the year ended 31 December 2025

(forming part of the financial statements)

15	Stocks

	2025 £’000 Audited	2024 £’000 Unaudited
Work in progress	113	113
Finished goods	15,201	18,563
Stock provision	(1,470)	(1,293)

	13,844	17,383

16	Debtors

	2025 £’000 Audited	2024 £’000 Unaudited
Trade debtors	9,067	7,930
Other debtors	233	126
Other taxation – VAT	1,134	1,309
Prepayments and accrued income	1,155	1,221

	11,589	10,586

Trade debtors above are stated after provisions for bad debts of £173,361 (2024: £167,719).

The Directors of the Company consider the carrying value of these items approximate to fair value.

17	Creditors and accruals: amounts falling due within one year

	2025 £’000 Audited	2024 £’000 Unaudited
Trade creditors	(4,734)	(3,341)
Taxation and social security	(3,116)	(3,169)
Revolving credit facility	(2,000)	(3,000)
Other creditors	(1,132)	(368)
Accruals and deferred income	(6,766)	(5,531)

	(17,748)	(15,409)

The Directors of the Company consider the carrying value of these items approximate to fair value.

The Group has a revolving credit facility from RBSI of £3,700,000 to cover working capital and liquidity commitments. Interest is charged at SONIA plus 3.9% per annum on the drawn-down amount. A commitment fee of 1.56% per annum is charged on the undrawn amount paid quarterly in arrears. AKW Holdings Limited is a guarantor to and subject to a debenture issued in respect of the working capital facility which has been provided to DLP Limited by RBSI plc in the form of a revolving credit facility and standby letter of credit to suppliers. The facility expires on 15 October 2026.

18	Creditors and accruals: amounts falling after more than one year

	2025 £000 Audited	2024 £000 Unaudited
Dilapidation provisions	(1,212)	(1,521)

Dilapidation provisions are estimated obligations to put back AKW Holdings Group leased buildings at the end of the lease into the same condition as when the leases commenced.

AKW Holdings Limited

Annual report and financial statements

Notes to the Financial Statements for the year ended 31 December 2025

(forming part of the financial statements)

19	Operating leases

Leases as lessee:

	2025		2024
	Land and buildings £’000 Audited	Other £’000 Audited	Land and buildings £’000 Unaudited	Other £’000 Unaudited
Non-cancellable operating lease rentals are payable as follows:
Not later than one year	1,086	517	1,179	461
Later than one year and not later than five years	1,267	521	2,092	657
Later than five years	1,828	—	2,084	—

	4,181	1,038	5,355	1,118

During the year ended 31 December 2025 £1,784,912 (2024: £1,779,284 and 2023: £1,619,530) was recognised as an expense in the profit and loss account in respect of operating leases.

20	Called up share capital

	2025	2024	2023
	£’000	£’000	£’000
	Audited	Unaudited	Unaudited
Authorised:
1,327.42 divided into 5 classes of share
950 A shares at £1.00 each (71.6% of the Company)	1	1	1
25 B shares at £ 1.00 each (1.9% of the Company)	—	—	—
25 C shares at £1.00 each (1.9% of the Company)	—	—	—
174.42 D shares at £1.00 each (13.1% of the Company)	—	—	—
153.0 E shares at £1.00 each (11.5% of the Company)	—	—	—

	1	1	1

Issued, called up and fully paid:
1,327.42 divided into 5 classes of share
950 A shares at £1.00 each (71.6% of the Company)	1	1	1
25 B shares at £1.00 each (1.9% of the Company)	—	—	—
25 C shares at £1.00 each (1.9% of the Company)	—	—	—
174.42 D shares at £1.00 each (13.1% of the Company)	—	—	—

153.0 E shares at £1.00 each (11.5% of the Company)	1	1	1

	2025 £’000	2024 £’000	2023 £’000
Share premium:
£99 paid in excess for A shares	94	94	94
£99 paid in excess for B shares	2	2	2
£99 paid in excess for C shares	3	3	3
£99 paid in excess for D shares	17	17	17
£99 paid in excess for E shares	15	15	15

	131	131	131

Issued, called up and fully paid shares capital totalled £1,327.42 (2024: £1,327.42) with associated share premium of £131,414.48 (2024: £131,414.48).

AKW Holdings Limited

Annual report and financial statements

Notes to the Financial Statements for the year ended 31 December 2025

(forming part of the financial statements)

21	Interest-bearing loans and borrowings

This note provides information about the contractual terms of the Group’s interest-bearing loans and borrowings, which are measured at amortised cost.

Group and Company loan facilities	Principal/ Capital 2025 £’000 Audited	Accrued Interest 2025 £’000 Audited	Total 2025 £’000 Audited	Principal/ Capital 2024 £’000 Unaudited	Accrued interest 2024 £’000 Unaudited	Total 2024 £’000 Unaudited
Senior Facility Agreement 1
January	42,457	—	42,457	40,867	—	40,867
Loan additions	—	—	—	—	—	—
Capitalised interest	—	—	—	1,590	—	1,590
Accrued interest		4,668	4,668	—	3,513	3,513
Repayments	(5,957)	(4,668)	(10,625)	—	(3,513)	(3,513)

Total	36,500	—	36,500	42,457	—	42,457
Due within one year	—	—	—	—	—	—

Total due within one year	—	—	—	—	—	—

Due after one year	36,500	—	36,500	42,457	—	42,457

Total due after one year	36,500	—	36,500	42,457	—	42,457

Total at 31 December	36,500	—	36,500	42,457	—	42,457

PennantPark Investment Corporation extended a sterling term loan facility of £28m to the Company on 15 March 2018. The funds were made available for the purpose of applying them towards the purchase price of DLP Limited and providing cash to support the business. On the same date, the Company, along with DLP Limited, entered into a debenture agreement with Pennant Park Investment Corporation. The Debenture provides fixed and floating charges over the assets of the Company. Subsequently, on 3 April 2018, AKW Medi-Care Limited became bound by the terms of the facilities agreement as an additional guarantor. Pennant Park Investment Corporation has subsequently amended the loan facility agreement allowing for additional funds to be borrowed. As of December 2025, the Company had drawn £8,500,000 of the incremental facilities with a further £12,000,000 remaining undrawn.

The rate of interest on the loan is the aggregate of the applicable margin and SONIA. The Company pays interest on the loan on the last day of each interest period. Applicable margin % p.a. is applied at 5.75% from (and including) the utilisation date to the date falling on the first anniversary of the utilisation date (the ‘first margin date’ being 15 March 2019), 6.00% from (and including) the first margin date to the date falling on the second anniversary of the utilisation date (the ‘second margin date’ being 15 March 2020), 6.50% from (and including) the second margin date to the date falling on the third anniversary of the utilisation date (the ‘third margin date’ being 15 March 2021) and 7.00% from (and including) the third margin date and thereafter.

At any time from 30 September 2023, the Company may elect that the rate of interest in relation to any loan be capitalised rather than paid in cash at the end of the relevant Interest Period applicable to such loan provided that such election is made by delivery of a written notice to the lender (the “PIK notice”) no later than three business days (in respect of a Term Rate Loan) or three RFR Banking days (in respect of a Compounded Rate Loan) prior to the end of the date of the relevant Interest Period (the “PIK election”). During the period to 31 December 2025 £nil (2024: £1,590,193) of interest was elected to be capitalised in this way.

On 26 January 2023 an amendment was made to the facility agreement allowing for all the outstanding amounts to be repaid on the ninth anniversary of the utilisation date being 15 March 2027. Repayment by instalments would not be required on any anniversary date prior to the ninth anniversary of the utilization date.

PennantPark Investment Corporation has undertaken that it will not require any repayment of the facility should the Group not have sufficient reserves to do so. This undertaking lasts for a period of at least 12 months from the date of signing these financial statements.

The Directors believe that the likelihood of the above guarantees being called upon against the Company is remote.

AKW Holdings Limited

Annual report and financial statements

Notes to the Financial Statements for the year ended 31 December 2025

(forming part of the financial statements)

22	Analysis of changes in net debt

	At 1 January 2025 £000 Unaudited	Cash flows £000	Capitalised interest/Loan addition	Loan repayment	Interest paid £000	Interest accrued £000	At 31 December 2025 £000 Audited
Cash and Cash equivalents	4,619	616	—	—	—	—	5,235
Revolving Credit Facility	(3,000)	—	(2,000)	3,000	113	(113)	(2,000)
PennantPark loan facility	(42,457)	—	—	5,957	4,668	(4,668)	(36,500)

Net debt	(40,838)	616	(2,000)	8,957	4,781	(4,781)	(33,265)

23	Related parties

Related party transactions and balances

Loan facilities provided by Pennant Park Investment Corporation are disclosed in note 21.

At 31 December 2025 the Company owed DLP Limited (Subsidiary Company) £16,478,307 (2024: 5,485,282) in respect of costs and recharges.

During the year, DLP Limited recharged to the Company costs of £10,993,025 (2024: £3,989,814 and 2023: £ 3,187,525).

24	Ultimate parent company and parent company of larger group

AKW Holdings Limited is owned by PennantPark Investment Corporation who is the ultimate controlling party.

The largest group in which the results of the Company and its group are consolidated is that headed by AKW Holdings Limited, a company registered in the Isle of Man. The smallest group in which they are consolidated is that headed by AKW Holdings Limited, a company registered in the Isle of Man. The consolidated financial statements of these groups are not available to the public.

25	Subsequent Events

The Company performed a review of events subsequent to the balance sheet date through the date the financial statements were issued and determined that there were no such events requiring recognition or disclosure in the financial statements.

26	Reconciliation between U.K. GAAP including Financial Reporting Standards 102 and U.S. GAAP

Basis of preparation

The company’s consolidated financial statements have been prepared in accordance with FRS 102 which differs in certain respects from the United States generally accepted accounting principles (“U.S. GAAP”). Such differences relate primarily to the recognition, measurement and presentation of certain assets, liabilities, income and expenses and the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”).

Reconciliation to US GAAP

The tables below present a reconciliation of the company’s consolidated statement of financial position and consolidated profit or loss from U.K. GAAP (FRS 102) to U.S. GAAP for the periods presented, together with a description of the significant U.S. GAAP adjustments. The reconciliation and related explanations are intended to enable an investor to understand the impact of the material differences between U.K. GAAP and U.S. GAAP.

AKW Holdings Limited

Annual report and financial statements

Notes to the Financial Statements for the year ended 31 December 2025

(forming part of the financial statements)

Consolidated balance sheet as of 31 December 2025 and 31 December 2024

A reconciliation of selected captions in the consolidated balance sheet from U.K. GAAP (FRS 102) to U.S. GAAP as of 31 December 2025 and 31 December 2024.

	2025 £’000 Audited	2024 £’000 Unaudited
Total Non-Current Assets under U.K. GAAP	6,562	8,147
Adjustment for intangible assets (c)	(324)	(334)
Adjustment for goodwill (a)	11,376	9,821
Adjustment for tangible fixed assets (d) / (e)	(199)	(699)
Adjustment for operating lease right of use asset (b)	3,767	5,152

Total Non-Current Assets under U.S. GAAP	21,182	22,087

Current assets under U.K. GAAP	30,699	32,623
Reclassification of deferred taxation asset from current to non-current (d)	(31)	(35)

Current assets under U.S. GAAP	30,668	32,588

Total assets under U.S. GAAP	51,850	54,675

Total Current Liabilities under U.K. GAAP	(17,748)	(15,409)
Adjustment for current portion of operating lease liability (b)	(1,208)	(1,257)

Total Current Liabilities under U.S. GAAP	(18,956)	(16,666)

Total Non-Current Liabilities under U.K. GAAP	(37,779)	(44,028)
Adjustment for long-term portion of operating lease liability (b)	(2,126)	(3,104)
Adjustment for provisions for liabilities - Deferred tax liability (d)	(74)	40

Total non-current liabilities under U.S. GAAP	(39,979)	(47,092)

Total liabilities under U.S. GAAP	(58,935)	(63,758)

Total Shareholders’ deficit under U.K. GAAP	18,266	18,667
Adjustments in Profit and loss account and currency reserve	(11,181)	(9,584)

Total Shareholders’ deficit under U.S. GAAP	7,085	9,083

Total liabilities and equity under U.S. GAAP	(51,850)	(54,675)

AKW Holdings Limited

Annual report and financial statements

Notes to the Financial Statements for the year ended 31 December 2025

(forming part of the financial statements)

Consolidated income statement for the years ended 31 December 2025 and 31 December 2024

A reconciliation of selected captions in the consolidated income statement from U.K. GAAP (FRS 102) to U.S. GAAP as of 31 December 2025 and 31 December 2024.

	2025 £’000 Audited	2024 £’000 Unaudited
Gross profit under U.K. GAAP and U.S. GAAP	38,165	33,889
Operating profit under U.K. GAAP	6,386	3,220
Adjustment for administrative expenses (c)	(97)	(380)
Adjustment for goodwill amortisation (a)	1,555	1,554
Adjustment for amortisation (c)	107	47
Adjustment for depreciation (e)	(92)	—

Operating profit under U.S. GAAP	7,859	4,441

Interest receivable and similar charges under U.K. GAAP and U.S. GAAP	204	—
Interest payable and similar charges under U.K. GAAP and U.S. GAAP	(5,037)	(5,852)

Profit / (Loss) before taxation under U.S. GAAP	3,026	(1,411)

Tax on loss under U.K. GAAP	(1,182)	(903)
Adjustment for income taxes (d)	131	3

Profit / (Loss) for the financial year after taxation under U.S. GAAP	1,975	(2,311)

Consolidated cash flow statement for the years ended 31 December 2025 and 31 December 2024

A reconciliation of selected captions in the consolidated cash flow statement from U.K. GAAP (FRS 102) to U.S.

GAAP as of 31 December 2025 and 31 December 2024.

	2025 £’000 Audited	2024 £’000 Unaudited
Cash flows from operating activities under U.K. GAAP	13,392	4,290
Reclassification of interest paid from financing activities (f)	(4,781)	(3,643)

Cash flows from operating activities under U.S. GAAP	8,611	647

Cash flows from investing activities under U.K. GAAP and U.S. GAAP	(1,038)	(1,024)

Cash flows from financing activities under U.K. GAAP	(11,738)	(3,143)
Reclassification of interest paid to operating activities (f)	4,781	3,643

Cash flows from financing activities under U.S. GAAP	(6,957)	500

Net increase in cash and cash equivalents under U.K. GAAP and U.S. GAAP	616	123

AKW Holdings Limited

Annual report and financial statements

Notes to the Financial Statements for the year ended 31 December 2025

(forming part of the financial statements)

Summary of differences between U.K. GAAP and U.S. GAAP

(a)	Goodwill

Under U.K. GAAP, goodwill is amortized over 10 years, whereas under U.S. GAAP (ASC 350), goodwill is not amortized and is tested for impairment at least annually and when events or changes in circumstances indicate the asset might be impaired. Accordingly, the company reversed the goodwill amortization recognized under U.K. GAAP, including £1,555 thousand in 2025 and £1,554 thousand in 2024. Cumulative amortization was also reversed through retained earnings, amounting to £8,267 thousand as of January 1, 2024, and £9,821 thousand as of January 1, 2025. These adjustments are noncash in nature and had no impact on cash flows.

No additional impairment losses was recognized on goodwill or other non-financial assets for the periods presented and based on management’s assessment performed in accordance with U.S. GAAP, no goodwill impairment was identified for the periods presented.

The following table indicates the reconciliation of goodwill from U.K. GAAP (FRS 102) to U.S. GAAP as of 31 December 2025 and 31 December 2024.

	2025 £’000 Audited	2024 £’000 Unaudited
Goodwill under UK GAAP at end of year:	4,167	5,722
Cumulative reversal of amortization at beginning of year	9,821	8,267
Reversal of current-year U.K. GAAP goodwill amortization	1,555	1,554
Impairment of goodwill under U.S. GAAP	—	—
Goodwill under U.S. GAAP at end of year	15,543	15,543

(b)	Leases

Under U.K. GAAP, leases are treated as operating leases, with lease payments recognized as operating expense on a straight-line basis over the lease term. Under U.S. GAAP (ASC 842), operating leases require recognition of a right-of-use asset and a corresponding lease liability, with the liability measured at the present value of future lease payments and the asset based on that liability, adjusted for items such as prepayments, accruals, and lease incentives.

The company applies its incremental borrowing rate, determined by reference to the relevant lease term, to discount future lease payments where the interest rate implicit in the lease is not readily determinable. Accordingly, U.S. GAAP conversion adjustments have been recorded to recognize ROU assets and lease liabilities for operating leases. For operating leases, ASC 842 generally results in a single lease cost recognized on a straight-line basis; accordingly, the primary impact of the U.S. GAAP adjustment is on the consolidated balance sheet presentation rather than total lease expense.

Under ASC 842, the weighted-average remaining lease term and discount rate were as follows:

	2025 £’000 Audited	2024 £’000 Unaudited
Weighted-average remaining lease term	6.89	5.58
Weighted-average discount rate	10.38%	9.70%

AKW Holdings Limited

Annual report and financial statements

Notes to the Financial Statements for the year ended 31 December 2025

(forming part of the financial statements)

The company’s lease liabilities were as follows:

	2025 £’000 Audited	2024 £’000 Unaudited
Gross lease liabilities	5,219	6,473
Less: imputed interest	1,886	2,112
Present value of lease liabilities	3,333	4,361
Less: current portion of lease liabilities	1,208	1,257

Total long-term lease liabilities	2,126	3,104

(c)	Intangible assets

Under U.K. GAAP, the company capitalized certain internally generated development expenditures (including employee-related costs) as intangible assets and amortized those capitalized costs over their estimated useful lives.

Under U.S. GAAP, internally generated research and development costs are generally required to be expensed as incurred to the extent they fall within the scope of ASC 730 and are not eligible for capitalization. As a result, compared to U.K. GAAP, U.S. GAAP results in lower intangible assets and retained earnings and higher operating expenses, with no impact on cash flows.

(d)	Income taxes – Deferred taxes

There are no tax years currently open to examination by tax authorities, and no tax positions are currently under examination.

The tax-related reconciling amounts reflect the deferred tax effects of the underlying U.S. GAAP adjustments, the recognition of deferred taxes for temporary differences and presentation differences. Deferred tax expense arises entirely from foreign operations, as the Isle of Man statutory tax rate is 0%, as disclosed in Note 10 to the financial statements.

Under U.K. GAAP, deferred taxes are only recognized for timing differences which both originate and reverse through differences between taxable profits and total comprehensive income. Under U.S. GAAP, deferred taxes are recognized for temporary differences that will reverse in the future, even if they didn’t originate through a difference between taxable profits and total comprehensive income. Deferred tax liabilities of £117 thousand relating to capitalized dilapidation costs as of December 31, 2025 have been recognized under U.S. GAAP that were not recognized under U.K. GAAP. These deferred tax liabilities arise from temporary differences associated with the capitalization of dilapidation costs within the related operating lease right-of-use assets. The related impact resulted in a deferred tax benefit of £136 thousand recognized for the year ended December 31, 2025 under U.S. GAAP that was not recognized under U.K. GAAP.

Under U.S. GAAP, deferred tax assets relating to foreign operations of £31 thousand as of December 31, 2025 (£35 thousand as of December 31, 2024) have been reclassified from current assets under U.K. GAAP to non-current assets. Deferred tax assets and liabilities have also been offset and presented on a net basis for each tax-paying component within the same tax jurisdiction, where applicable.

AKW Holdings Limited

Annual report and financial statements

Notes to the Financial Statements for the year ended 31 December 2025

(forming part of the financial statements)

The company’s consolidated profit / (loss) before taxation for the periods presented were generated by domestic and foreign operations as follows:

Profit / (Loss) before taxation:	2025 £’000 Audited	2024 £’000 Unaudited
Isle of Man	(795)	(3,546)
England	3,580	1,539
France	185	133
Belgium	56	38
United States	—	425

Total	3,026	(1,411)

The following table is a summary of income taxes paid by jurisdiction for the year ended December 31, 2025, and December 31, 2024:

	2025 £’000 Audited	2024 £’000 Unaudited
England	1,510	719
France	34	51
Belgium	12	7
United States	—	43

Total Tax paid	1,556	820

For the years ended December 31, 2025, and 2024, the income tax expense attributable to continuing operations differed from the amount computed by applying the statutory income tax rate in the company’s jurisdiction of domicile of 0% to loss before income taxes. The following reconciliation is presented in accordance with ASU 2023-09:

	2025 £’000 Audited	2025 % Audited	2024 £’000 Unaudited	2024 % Unaudited
Isle of Man Federal Statutory Tax Rate	—	—	—	—
Foreign Tax Effects	1,051	34.7%	900	(63.8%)
United Kingdom	988	32.7%	810	(57.4%)
Statutory rate differential	924	30.5%	398	(28.2%)
Finance expense for the dilapidation provision	50	1.7%	—	0.0%
Others	14	0.5%	412	(29.2%)
France	63	2.1%	48	(3.4%)
Other	—	—	42	(3.0%)

Effective Tax Rate under U.S. GAAP	1,051	34.7%	900	(63.8%)

(e)	Lease dilapidation provision

Under U.K. GAAP, dilapidation and restoration obligations are recognized at the present value of expected future cash outflows, with the discount accreted through profit or loss over time. This treatment is substantially consistent with U.S. GAAP; however, U.S. GAAP requires the simultaneous equations method be used to record the assigned value of an asset when the amount that would be assigned differs from its tax basis. Accordingly, the U.S. GAAP asset balance is £160 thousand higher than the U.K. GAAP balance as of December 31, 2025. The associated depreciation impact for the year ended December 31, 2025 amounted to £92 thousand.

AKW Holdings Limited

Annual report and financial statements

Notes to the Financial Statements for the year ended 31 December 2025

(forming part of the financial statements)

Additionally, a U.S. GAAP adjustment relates to presentation, with the associated capitalized asset retirement cost reclassified from tangible fixed assets to operating lease right-of-use assets.

The capitalized asset retirement costs associated with dilapidation obligations have been reclassified from tangible fixed assets to operating lease right-of-use assets, resulting in reclassifications of £359 thousand and £699 thousand as of December 31, 2025 and 2024, respectively.

(f)	Interest paid in the consolidated statement of cash flows

Under U.K. GAAP, cash flows related to interest paid and interest received were classified within financing activities. Under U.S. GAAP, interest paid and interest received are generally required to be presented as operating cash flows. Accordingly, for U.S. GAAP reporting purposes, the company has reclassified cash flows related to interest paid and interest received to operating activities within the consolidated statement of cash flows.

Additional information

(a)	Current Expected Credit Loss (“CECL “)

Under U.S. GAAP, the company is required to apply the current expected credit loss model under U.S. GAAP (ASC 326) to trade receivables and other financial assets measured at amortized cost. This model requires expected credit losses to be recognized upon initial recognition, based on historical loss experience, current conditions, and reasonable and supportable forecasts, rather than only when objective evidence of impairment exists.

The company has performed an assessment of the impact of applying the current expected credit loss model under ASC 326 and has concluded that the impact would not be material to the consolidated financial statements. Accordingly, no U.S. GAAP conversion adjustment has been recognized.

(b)	Fair value disclosures of financial instruments

U.S. GAAP, ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 also establishes a three-level fair value hierarchy based on the observability of the inputs used in the valuation.

•	Level 1 inputs are quoted prices in active markets for identical assets or liabilities.

•	Level 2 inputs are observable inputs, either directly or indirectly, other than Level 1 quoted prices, including quoted prices for similar assets or liabilities and market-based inputs.

•	Level 3 inputs are unobservable inputs that are significant to the fair value measurement.

All financial instruments are measured at amortized cost or cost under both U.K. GAAP and U.S. GAAP. For financial assets, the carrying amounts of cash and trade debtors approximate their fair values due to their short-term nature. For financial liabilities, the fair value of the borrowings (stated as “Funding capital” in the consolidated balance sheet) and RCF is estimated using a discounted cash flow analysis based on current market interest rates and credit spreads for debt instruments with similar characteristics. Accordingly, the borrowings and RCF is classified within Level 2 of the fair value hierarchy. For the remaining financial liabilities, the carrying amounts approximate their fair values due to their short-term nature.

AKW Holdings Limited

Annual report and financial statements

Notes to the Financial Statements for the year ended 31 December 2025

(forming part of the financial statements)

			2025 (Audited)
	Carrying amount	Fair value	Level 1	Level 2	Level 3
Assets
Trade debtors	9,067	9,067	9,067	—	—
Other debtors	169	169	—	169
Cash	5,235	5,235	5,235	—	—

	14,471	14,471	14,302	169	—

Liabilities
Trade creditors	4,734	4,734	4,734	—	—
Accruals and deferred income	5,437	5,437	—	5,437	—
Revolving credit facility	2,000	2,000	—	2,000	—
Funding - capital	36,500	36,500	—	36,500	—

	48,671	48,671	4,734	43,937	—

			2024 (Unaudited)
	Carrying amount	Fair value	Level 1	Level 2	Level 3
Assets
Trade debtors	7,930	7,930	7,930	—	—
Other debtors	126	126	—	126	—
Cash	4,619	4,619	4,619	—	—

	12,675	12,675	12,549	126	—

Liabilities
Trade creditors	3,341	3,341	3,341	—	—
Revolving credit facility	3,000	3,000	—	3,000	—
Accruals and deferred income	5,531	5,531	—	5,531	—
Funding - capital	42,457	42,457	—	42,457	—

	54,329	54,329	3,341	50,988	—

Recently Adopted Accounting Pronouncements

Accounting Standards Update (“ASU”) 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures

The Financial Accounting Standards Board (“FASB”) issued ASU 2023-09 to enhance the transparency and decision usefulness of income tax disclosures. The amendments require entities to provide additional disaggregated information primarily related to the effective tax rate reconciliation and income taxes paid. The guidance requires disclosure of specified categories within the rate reconciliation and additional information for reconciling items that meet a quantitative threshold. The amendments also require greater disaggregation of income taxes paid, net of refunds received, by federal, state and foreign taxes, as well as by individual jurisdictions that meet the applicable threshold. In addition, entities are required to disclose income or loss from continuing operations before income tax expense or benefit, and income tax expense or benefit from continuing operations, on a more disaggregated basis.

The amendments are effective for public business entities for annual periods beginning after December 15, 2024. The Group has adopted this standard during 2025 with respect to the U.S. GAAP related income tax disclosures in this footnote 26.

AKW Holdings Limited

Annual report and financial statements

Notes to the Financial Statements for the year ended 31 December 2025

(forming part of the financial statements)

Future application of U.S. GAAP

ASU 2025-06, Intangibles - Goodwill and Other - Internal-Use Software

The FASB issued new guidance that modernizes the accounting for costs incurred to develop internal-use software. The guidance eliminates references to project stages and clarifies when an entity should begin capitalizing software development costs. Under the guidance, an entity is required to begin capitalizing software costs when both of the following criteria are met: (i) management, with the relevant authority, has authorized and committed to funding the software project; and (ii) it is probable that the project will be completed and that the software will be used to perform its intended function.

In evaluating whether it is probable the project will be completed; an entity is required to consider whether there is significant uncertainty associated with the development activities of the software.

This amendment is effective for fiscal years beginning after December 15, 2027, including interim periods within those fiscal years with early adoption permitted. The company is currently evaluating the impact of adopting this guidance on its consolidated financial statements and related disclosures.

ASU 2025-05, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets

The FASB issued ASU 2025-05, which amends ASC 326-20 to simplify the measurement of expected credit losses for current accounts receivable and current contract assets arising from transactions accounted for under ASC 606.

The amendments introduce a practical expedient that permits entities to assume current conditions as of the consolidated balance sheet date will remain unchanged for the remaining life of the asset. In addition, entities other than public business entities that elect the practical expedient may make an accounting policy election to consider collection activity after the consolidated balance sheet date when estimating expected credit losses.

The guidance is effective for annual reporting periods beginning after December 15, 2025, including interim periods within those annual reporting periods with early adoption permitted. The company is currently evaluating the impact of adopting this guidance on its consolidated financial statements and related disclosures.